Exhibit 10.21
RELEASE AND SEVERANCE AGREEMENT
The parties to this Release and Severance Agreement (the “Agreement”) are Karen K. McGinnis (“Executive”) and Insight Enterprises, Inc., a Delaware corporation (the “Company”).
RECITALS
A. Executive’s employment with the Company began on March 31, 2000, and she is currently employed by the Company as its Chief Accounting Officer and Assistant Secretary. Effective January 1, 2009, Executive and the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”).
B. The Company, as part of its restructuring actions, has decided that it is no longer in its best interests to continue Executive’s employment as its Chief Accounting Officer and Assistant Secretary and, in the interest of amicably terminating their employment relationship, has offered Executive the opportunity to resign.
C. Executive represents that she is forty (40) years of age or older.
AGREEMENTS
In consideration of the mutual promises in this Agreement, it is agreed as follows:
1. Resignation. Executive hereby resigns from her employment with the Company and from all offices she holds with the Company or any affiliate of the Company, including her position as the Company’s Chief Accounting Officer and Assistant Secretary. Executive also hereby resigns from any other position or office she holds with any other entity or employee benefit plan by reason of her association with and employment by the Company. Executive’s resignation is effective as of March 31, 2009 (the “Effective Date”).
2. Recitals. The parties hereby acknowledge the correctness and accuracy of the foregoing recitals.
3. Payments and Benefits. Although Executive has resigned, her resignation shall be treated as a termination by the Company without Cause within the meaning of Section 6(b) of the Employment Agreement. Accordingly, Executive shall be entitled to receive the following pursuant to Section 6 of the Employment Agreement: (a) a single lump sum payment equal to 100% of her current Base Salary (which Executive acknowledges to be $270,000.00) pursuant to Section 6(c) of the Employment Agreement; (b) a single lump sum payment in an amount equal to 100% of the annual compensation paid to Executive in 2008 under all Incentive Compensation Plans of the Company in which Executive participated (which Executive acknowledges to be $77,275) pursuant to Section 6(d)(1) of the Employment Agreement; and (c) continued welfare benefits pursuant to Section 6(e) of the Employment Agreement. The payments called for by clauses (a) and (b) will be paid within three days of the Effective Date. The Company will pay Executive the amounts referred to in this paragraph along with any wages (including any Q4 2008 bonus and 2008 annual bonus due) and accrued and untaken vacation pay through her last day of employment without regard to whether Executive executes this Agreement.

In lieu of any amounts that might become due in the future pursuant to Section 6(d)(2) or (3) of the Employment Agreement, Executive shall receive a single lump sum payment in an amount equal to $27,187.50. This payment will be made within three days of the expiration of the revocation period referenced in Section 7 of this Agreement.
All amounts referred to in this Agreement are gross amounts. The Company will deduct required and authorized withholdings.
Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement or the Employment Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Internal Revenue Code (the “Code”) or applicable regulations. Executive has not been given the right to make any election regarding the time or form of any payment due to her under this Agreement or the Employment Agreement.
4. Outplacement. Executive shall also be entitled to outplacement assistance with Lee Hecht Harrison for a period of up to 6 months. The Company will pay the associated expense directly to Lee Hecht Harrison.
5. Release, Representations and Acknowledgments. In exchange for the outplacement assistance provided pursuant to Section 4 and the payment provided by the second paragraph of Section 3 (the payment in lieu of the amounts that might become due in the future pursuant to Sections 6(d)(2) and (3) of the Employment Agreement), Executive agrees as follows:
(a) Executive understands and agrees that whenever the term “Insight” is used in this Agreement, it refers to the Company and its subsidiaries and affiliates, and the officers, directors, shareholders, agents, predecessors, successors, assigns, and current and past employees of each and all of the foregoing (“Insight”). Executive, for herself and, as applicable, her respective agents, attorneys, successors, and assigns, hereby fully, forever, irrevocably, and unconditionally releases Insight from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which she may have against Insight, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to execution of this Agreement. Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Executive and Insight and the termination of that employment, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, ERISA, COBRA, the Worker Adjustment and Retraining Notification Act, the Arizona Civil Rights Act, state and local civil rights laws, Arizona wage payment laws and any similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to Insight; (iii) wrongful termination; or (iv) any other provision or theory of law. This release may be pled as a complete bar and defense to any claim brought by Executive with respect to the matters released in this Agreement. This release does not waive claims that arise after the date this Agreement is signed. This release also does not waive any claims that Executive may have to vested benefits due pursuant to any employee benefit plan (as that term is defined in ERISA) of the Company or any affiliate, any amounts due pursuant to the Direct Alliance Corporation 2000 Long-Term Incentive Plan, or any rights Executive may have that arise out of an award made to Executive under any equity compensation program of the Company.

(b) Executive acknowledges and agrees that the consideration she is receiving under this Agreement is sufficient consideration to support the release of all entities identified in this Section 5.
(c) Executive acknowledges and agrees that she is not aware of any facts or circumstances that could be the basis for a valid claim or charge of discrimination or harassment against Insight.
(d) Executive acknowledges and agrees that she is waiving her right to file a lawsuit under the Age Discrimination in Employment Act.
(e) Executive acknowledges and agrees that she has been granted any FMLA leave to which she was entitled and has not been subjected to any discrimination or retaliation for using FMLA leave.
(f) Executive acknowledges and agrees that she has received all monies owed Executive for her employment with Insight and has not been subjected to any discrimination or retaliation for raising any issues regarding compensation issues.
6. Review. Executive has been advised that she has up to twenty-one (21) from the date she is presented with this Agreement to consider this Agreement. If Executive executes this Agreement before the expiration of twenty-one (21) days, she acknowledges that she has done so for the purpose of expediting the resolution of this matter and that she has expressly waived her right to take twenty-one (21) days to consider this Agreement. To accept the offer in this Agreement, Executive must sign and return the Agreement to the Company, within the 21-day period, at the following address: Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, Arizona, 85284, Attention: General Counsel.
7. Revocation. Executive may revoke this Agreement for a period of seven (7) days after she signs it. Executive agrees that if she elects to revoke this Agreement, she will notify the Chief People Officer of the Company (at the above address) in writing on or before the expiration of the revocation period. Receipt by the Company of proper and timely notice of revocation from Executive cancels and voids this Agreement. Provided that Executive does not provide a timely notice of revocation, this Agreement will become effective upon expiration of the revocation period.
8. Return of Company Property. Executive agrees to make a diligent search for all Insight documents (in electronic, paper or any other form as well as all copies thereof) and other Insight property that she has had in her possession at any time, including, but not limited to, Insight files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Insight, and Executive agrees to return any such Insight property not previously returned to the Company on or prior to the Effective Date.

Subject to the Company’s security policies, Executive will be allowed to retain her laptop computer and PDA. Executive further agrees to provide to the Company, within five (5) days of execution of this Agreement, with a computer-useable copy of any Insight confidential or proprietary data, materials or information received, stored, reviewed, prepared or transmitted on any personal computer, server, or e-mail system, to the extent the same may be retrieved from such computers, servers and e-mail system, and, then, to delete such Insight confidential or proprietary information from those computers, servers and e-mail systems.
9. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with each other with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during her employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (a) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (b) appearing at the Company’s request, upon reasonable notice, as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (c) signing at the Company’s reasonable request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company’s duty of cooperation includes, but is not limited to: (i) providing Executive and her counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding; and (ii) indemnifying Executive and her counsel for any and all reasonable costs and expenses, including legal fees in connection with any request for cooperation from the Company as set forth in this paragraph. In addition, Executive agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that she receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive promptly of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.
10. Section 16 Reporting. Executive represents and warrants to Company that all reportable transactions under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto, through the date hereof have been reported and agrees to notify the General Counsel of the Company of any reportable transactions from the date hereof through the six month anniversary of the Effective Date.
11. No Disparagement/Professional Conduct. Executive and the Company further agree that neither shall: (a) disparage the other; nor (b) engage in actions contrary to the interests of the other, except as required by applicable law.

12. Confidentiality. Executive agrees that she will keep the terms and fact of this Agreement confidential. She will not disclose the existence of this Agreement or any of its terms to anyone except her attorneys or accountants, unless required by law.
13. Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
14. Acknowledgement. Executive acknowledges that she is herein being advised to consult with an attorney prior to executing this Agreement. Executive represents and agrees that she has read and fully understands all of the provisions of this Agreement, and that she is voluntarily entering into this Agreement with a full and complete understanding of all of its terms.
15. Integration. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties, supersedes all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them. NOTWITHSTANDING THE FOREGOING, Executive acknowledges and agrees that this Agreement does not limit, modify, amend, or supersede, in any way, her obligations to abide by the provisions of Section 3(d) (Compensation — Clawback), Section 9 (Section 409A Compliance), Section 10 (Intellectual Property), Section 11 (Restrictive Covenants) or Section 18 (Arbitration) of the Employment Agreement or any other provision of the Employment Agreement that, by its terms or by implication, is intended to survive the termination of Executive’s employment with the Company.
16. Arbitration; Choice of Law. Executive acknowledges that any and all claims arising under the Employment Agreement or this Agreement are subject to the arbitration provisions of Section 18 of the Employment Agreement. Executive and the Company acknowledge and agree that this Agreement shall be interpreted in accordance with Arizona law excluding Arizona’s choice of law rules.
17. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.
18. Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.
19. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive, and the Company specifically denies the commission of any wrongful acts against Executive. Executive acknowledges that she has not suffered any wrongful treatment by the Company.
20. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

21. Section 409A. Section 9 of the Employment Agreement includes rules regarding the application of Section 409A to the payments made pursuant to the Employment Agreement. Except as otherwise modified by the terms of this Agreement, the provisions of Section 9 shall apply for purposes of applying Section 409A to the provisions of this Agreement. Executive acknowledges that she has had the opportunity to review the provisions of this Agreement, the Employment Agreement and the application of Section 409A generally with legal counsel of her choice. Executive further acknowledges that she is solely responsible for any tax consequences imposed upon her by Section 409A and that the Company shall not have any liability or responsibility with respect to taxes imposed on Executive pursuant to Section 409A or any other provision of the Code.
22. Business Expenses. On or before the Effective Date, the Company will reimburse Executive for any and all necessary, customary and usual expenses incurred by Executive on behalf of the Company, provided that Executive has furnished the Company with receipts to substantiate the business expenses in accordance with the Company’s policies or otherwise reasonably justifies the expense to the Company.
23. Indemnification. The Company hereby acknowledges and agrees that it remains bound by the terms of the Directors and Officers Indemnification Agreement dated August 12, 2008, between the Company and the Company and Executive, and any successor or replacement agreement thereto, and that Executive’s rights to be indemnified for any actions taken as an officer of the Company shall remain in place following the Effective Date both under the Directors and Officers Indemnification Agreement referred to above, any successor or replacement indemnification agreement, the Company’s Articles and Bylaws and to the fullest extent permitted by law. The Company acknowledges that Executive’s indemnification rights are cumulative and that she may invoke her indemnification rights from any and all of the aforementioned sources without diminishing in any way whatever other rights of indemnification Executive may have.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Executive has executed this Agreement on this          day of March, 2009.

Insight Enterprises, Inc.,		Executive
a Delaware corporation

By:	/s/ Richard A. Fennessy	/s/ Karen K. McGinnis

	Name: Richard A. Fennessy	Karen K. McGinnis
Title: Chief Executive Officer

March 20, 2009		March 20, 2009
Date		Date